Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
VBV LLC:

We consent to the use of our report dated June 20, 2008, except as to note 2, which is as of August 1, 2008, with respect to the consolidated balance sheets of VBV LLC as of March 31, 2008 and 2007, and the related consolidated statements of operations, members’ capital, and cash flows for the year ended March 31, 2008, and for the periods from September 28, 2006 (date of inception) to March 31, 2007 and for September 28, 2006 (date of inception) to March 31, 2008, included herein.

/s/ KPMG LLP

Chicago, Illinois

December 24, 2008